Registration No. 333-20277
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         PHL VARIABLE INSURANCE COMPANY
                         ------------------------------

             (Exact name of registrant as specified in its charter)


              Connecticut                                                                    06-1045829
    -------------------------------          ----------------------------              ----------------------
    (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)            Classification Code Number)              Identification Number)


                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (800) 447-4312
       -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                               DONA D. YOUNG, ESQ.
                         PHL VARIABLE INSURANCE COMPANY
                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (860) 403-5967
       -----------------------------------------------------------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)




 Approximate date of commencement of proposed sale to the public: May 1, 1998.




If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

================================================================================

                                   PROSPECTUS
                MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT

           Offered through PHL Variable Accumulation Account Annuities issued by

                         PHL VARIABLE INSURANCE COMPANY
                          VARIABLE PRODUCTS OPERATIONS
                                101 MUNSON STREET
                         GREENFIELD, MASSACHUSETTS 01301
                            TELEPHONE: (800) 447-4312

                          ----------------------------

                                mailing address:

                    PHOENIX VARIABLE PRODUCTS MAIL OPERATIONS
                                  P.O. BOX 8027
                        BOSTON, MASSACHUSETTS 02266-8027




    This Prospectus describes PHL Variable Insurance Company's ("PHL Variable," "Company" or "We") Market Value Adjusted Guaranteed Interest Account ("MVA"). The MVA is only available for use under the Company's deferred variable accumulation annuity contract (the "Contract"). The MVA is an account to which Contract Owners may allocate purchase payments or transfer accumulation value to and from, subject to the rules outlined in the Contract prospectus. As this Prospectus focuses on the operations and features of the MVA, an investor should carefully review the Contract prospectus (which is attached to this Prospectus).


    PHL Variable guarantees specified rates of interest for amounts allocated to the MVA for specified periods (Guarantee Period). The Guaranteed Rate offered will, in no event, be less than 3%.


    The assets supporting the Company's obligations based on allocations to the MVA are held in PHL Variable Separate Account MVA1 ("Separate Account MVA1"), which is a "nonunitized" separate account. Such obligations are based on the interest rates credited to allocations to the MVA and the terms of the Contract. These obligations do not depend on the investment performance of the assets in Separate Account MVA1. Separate Account MVA1 was established by the Company according to Connecticut law.


    Any partial or full surrenders or transfers from the MVA, before the end of a Guarantee Period, may be adjusted up or down by the application of the Market Value Adjustment. Any values allocated to the MVA that are applied to determine the annuity benefit before the end of the Guarantee Period also will be subject to the Market Value Adjustment. Accordingly, a Contract Owner may experience a negative investment return.

    The annuity benefits available under the Contract may be either fixed or variable amounts. The Contract Value before maturity will vary with the investment performance of the Subaccounts of the PHL Variable Accumulation Account selected and amounts allocated to the Guaranteed Interest Account and the MVA. The amount of any variable annuity payments thereafter will fluctuate with the investment performance of the Subaccounts of the PHL Variable Accumulation Account selected.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THIS PROSPECTUS MUST BE ACCOMPANIED BY THE PROSPECTUSES FOR A PHL VARIABLE ACCUMULATION ACCOUNT ANNUITY CONTRACT, THE PHOENIX EDGE SERIES FUND, WANGER ADVISORS TRUST AND THE TEMPLETON VARIABLE PRODUCTS SERIES FUND. THIS PROSPECTUS AND THE PROSPECTUSES FOR THE CONTRACT AND THE FUNDS SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.



MAY 1, 1998

                                TABLE OF CONTENTS

Heading                                                      Page
-----------------------------------------------------------------

SPECIAL TERMS...................................................3
PRODUCT DESCRIPTION.............................................3
   The Nature of the Contract and the MVA.......................3
   Availability of the MVA......................................3
   The Market Value Adjusted Guaranteed Interest Account .......3
   Market Value Adjustment......................................4
   Setting the Guaranteed Rate..................................5
   Application of the Market Value Adjustment on Withdrawals....5
INVESTMENTS BY PHL VARIABLE.....................................5
DISTRIBUTION OF CONTRACTS.......................................6
FEDERAL TAXATION DISCUSSION.....................................6
ACCOUNTING PRACTICES............................................6
DESCRIPTION OF PHL VARIABLE ....................................6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION..............................7
   Executive Compensation.......................................8
DIRECTORS AND OFFICERS OF PHL VARIABLE..........................8
EXPERTS.........................................................8
LEGAL PROCEEDINGS...............................................9





                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded hereby to the extent that a statement contained in a later-filed document or herein shall modify or supersede such statement. Any statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of the Prospectus.


    The Company will furnish, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of the document referred to above which has been incorporated by reference in the Prospectus, other than exhibits to such document (unless such exhibits are specifically incorporated by reference in the Prospectus). Requests for such document should be directed to 800-447-4312.

SPECIAL TERMS
--------------------------------------------------------------------------------

    As used in this Prospectus, the following terms mean:

ACCOUNT: PHL Variable Accumulation Account.

CONTINGENT DEFERRED SALES CHARGE: Surrender charges.

CONTRACT: The deferred variable accumulation annuity contract issued by PHL Variable Insurance Company.

CONTRACT VALUE: Prior to its maturity, the sum of the values under a Contract of all accumulation units held in the Subaccounts of the Account plus the values held in the Guaranteed Interest Account and the Market Value Adjusted Guaranteed Interest Account.

CURRENT RATE: The Guaranteed Rate currently in effect for amounts allocated to the Market Value Adjusted Guaranteed Interest Account, established from time to time for various durations.

DEATH BENEFIT: An amount, calculated pursuant to the terms of the Contract, payable upon the death of the Annuitant or Owner, as applicable, to a beneficiary designated in the Contract to receive such proceeds.

EXPIRATION DATE: The date on which the Guarantee Period ends.

GUARANTEE PERIOD: The duration for which interest accrues at the Guaranteed Rate on amounts allocated to the Market Value Adjusted Guaranteed Interest Account.

GUARANTEED INTEREST ACCOUNT (GIA): An allocation option under which premium amounts are guaranteed to earn a fixed rate of interest. Excess interest also may be credited, in the sole discretion of PHL Variable.

GUARANTEED RATE: The effective annual interest rate PHL Variable uses to accrue interest on amounts allocated to the Market Value Adjusted Guaranteed Interest Account for a Guarantee Period. Guaranteed Rates are fixed at the time an amount is credited to the Market Value Adjusted Guaranteed Interest Account and remain level throughout the Guarantee Period.

MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT (MVA): An account that pays interest at a Guaranteed Rate if held to maturity. If such amounts are withdrawn, transferred or applied to an annuity option before the end of the Guarantee Period, a Market Value Adjustment will be made. Assets allocated to the MVA are not part of the assets allocated to the Account or the general account of PHL Variable.

MARKET VALUE ADJUSTMENT: An adjustment made to the amount that a Contract Owner will receive if money is withdrawn, transferred or applied to an annuity option from the Market Value Adjusted Guaranteed Interest Account before the Expiration Date of its Guarantee Period.

PHL VARIABLE: PHL Variable Insurance Company.

WINDOW PERIOD: The 15-day period before and after the Expiration Date during which time any withdrawals or transfers from the MVA will not be subject to a Market Value Adjustment.

PRODUCT DESCRIPTION
--------------------------------------------------------------------------------

THE NATURE OF THE CONTRACT AND THE MVA

    The investment option described in this Prospectus is a MVA available only under the Contract offered by PHL Variable. The Contract is described in detail in its prospectus. You should review the Contract prospectus with this Prospectus before deciding to invest in the Contract or allocate purchase payments to the MVA.

    The MVA currently provides four choices of interest rate Guarantee Periods:
3-year, 5-year, 7-year and 10-year. Purchase payments can be allocated to one or more of the available MVA Guarantee Period options, either at the time the payment is made or by transferring amounts held in the Subaccounts of the PHL Variable Accumulation Account (the "Account"), the Guaranteed Interest Account or other available Guarantee Periods of the MVA option, anytime prior to Contract maturity. Generally, amounts allocated to an MVA option must be for at least $1,000. We reserve the right to limit cumulative amounts allocated to the MVA during any one-week period to not more than $250,000.


    Amounts may be transferred to or from the MVA according to the Contract transfer rules. You may make up to six transfers per year from the MVA. (See "The Accumulation Period -- Transfers" of the Contract prospectus.)

    Allocations that remain in the MVA until the applicable Expiration Date will be equal to the amount originally allocated multiplied, on an annually compounded basis, by its Guaranteed Rate.

    A Market Value Adjustment will be made if amounts are withdrawn, transferred or applied to an annuity option from the MVA before the Expiration Date. (See "The Market Value Adjusted Guaranteed Interest Account.")

    The Contract provides for the accumulation of values before maturity and for the payment of annuity benefits thereafter. A Death Benefit also is available under the Contract. (For a discussion of the Death Benefit available under the Contract, please refer to "Payment Upon Death Before Maturity Date" and "Payment Upon Death After Maturity Date" in the Contract prospectus.) Since MVA values are part of the Contract Value, earnings on allocations to the MVA will impact the values available at surrender or maturity. No Market Value Adjustment will be applied to Death Benefit proceeds.

AVAILABILITY OF THE MVA
    The MVA is not available in all states.

THE MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT
    The MVA is available only during the accumulation phase of the Contract. The MVA option currently offers different Guarantee Periods, which provide the ability to earn interest at different Guaranteed Rates on all or part of the Contract Value. Each allocation has its own Guaranteed Rate and Expiration Date. Because the Company changes Guaranteed Rates periodically, amounts allocated to a Guarantee Period at different times may have varied Guaranteed Rates and Expiration Dates. The applicable

Guaranteed Rate does not change during the Guarantee Period. The Guaranteed Rate may never be less than 3%.

    PHL Variable will notify you of the expiration of the Guarantee Period and of your available options within 30 days of the Expiration Date. You will have 15 days before and 15 days following the Expiration Date ("Window Period") to notify us of your election. During this Window Period, any withdrawals or transfers from the MVA will not be subject to a market value adjustment. Unless you elect to transfer funds to another Guarantee Period, the Account, the Guaranteed Interest Account or elect to withdraw funds, we will begin another Guarantee Period of the same duration as the one just ended and credit interest at the then current rate for that new Guarantee Period. If you chose a Guarantee Period that is no longer available or your original Guarantee Period is no longer available, we will use the Guarantee Period with the next longest duration.

    To the extent permitted by law, we reserve the right, anytime, to discontinue Guarantee Periods or to offer Guarantee Periods that differ from those available at the time your Contract was issued. Since Guarantee Periods may change, please contact Variable Products Operations to determine the current Guarantee Periods being offered.

MARKET VALUE ADJUSTMENT
    Any withdrawal from your MVA will be subject to a Market Value Adjustment unless the effective date of the withdrawal is within 15 days before and after the end of a Guarantee Period. For this purpose, redemptions, transfers and maturity amounts are treated as withdrawals. The Market Value Adjustment will be applied to the amount being withdrawn after the deduction of any applicable Administrative Charge and before the deduction of any applicable Contingent Deferred Sales Charges (surrender charges). The Market Value Adjustment can be positive or negative. The amount being withdrawn after application of the Market Value Adjustment can be greater than or less than the amount withdrawn before the application of the Market Value Adjustment.

    A Market Value Adjustment will not be applied upon the payment of the Death Benefit.

    The Market Value Adjustment will reflect the relationship between the Current Rate (defined below) for the amount being withdrawn and the Guaranteed Rate. It is also reflective of the time remaining in the applicable Guarantee Period. Generally, if the Guaranteed Rate is lower than the applicable Current Rate, then the application of the Market Value Adjustment will result in a lower payment upon withdrawal. Conversely, if the Guaranteed Rate is higher than the applicable Current Rate, the application of the Market Value Adjustment will produce a higher payment upon withdrawal.

    The Market Value Adjustment which is applied to the amount being withdrawn is determined by using the following formula:

    Market Value Adjustment

                            1 + i       (n/12)
          = Amount x [( -------------- )       -1]
                        1 + j + 0.0025

    where,

    Amount, is the amount being withdrawn from a given accumulated amount less any applicable administrative charges.

    i, is the Guaranteed Rate being credited to the amount subject to the Market Value Adjustment; and

    j, is the Current Rate, which is the current interest rate, for new deposits with a Guarantee Period equal to the number of years remaining in the current Guarantee Period, rounded up to the next higher number of complete years; and

    n, is the number of months rounded up to the next whole number from the date of the withdrawal or transfer to the end of the current Guarantee Period.

    If the Company does not offer a Guarantee Period equal to the number of years remaining in the Guarantee Period, "j" will be determined by interpolation of the Guaranteed Rate for the Guarantee Periods then available.

EXAMPLES
    The following examples illustrate how the Market Value Adjustment operates:

    EXAMPLE 1
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year Guarantee Period. The Guaranteed Rate for this deposit amount is 5.50%.

    If, on January 1, 1999 (2 years after deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of Market Value Adjustment is:

        $10,000 x (1.055)(2) = $11,130.25

    2. The Current Rate that would be applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 6.50%.

    3. The number of months remaining in the Guarantee Period (rounded up to next whole number) is 36.

    4. The Market Value Adjustment equals $-386.43, and is calculated as follows:

                                    1 + 0.055       (36/12)
    $-386.43 = $11,130.25 x [( ------------------ )         -1]
                               1 + 0.065 + 0.0025

    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $10,743.82 ($11,130.25 - $386.43).

EXAMPLE 2
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year Guarantee Period. The Guaranteed Rate for this amount is 5.50%.

    If, on January 1, 1999 (2 years from deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of Market Value Adjustment is:

        $10,000 x (1.055)(2) = $11,130.25

    2. The Current Rate being applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 4.50%.

    3. The number of months remaining in the Guarantee Period (rounded up to next whole number) is 36.

    4. The Market Value Adjustment equals $240.79, and is calculated as follows:

                                    1 + 0.055       (36/12)
    $+240.79 = $11,130.25 x [( ------------------ )         -1]
                               1 + 0.045 + 0.0025

    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $11,371.04 ($11,130.25 + $240.79).

    THE ABOVE EXAMPLES ARE HYPOTHETICAL AND ARE NOT INDICATIVE OF FUTURE OR PAST PERFORMANCE.

SETTING THE GUARANTEED RATE
    PHL Variable determines Guaranteed Rates for current and future purchase payments, transfers or renewals. Although future Guaranteed Rates cannot be predicted, the Company guarantees that the Guaranteed Rate will never be less than 3% per annum.

APPLICATION OF THE MARKET VALUE ADJUSTMENT ON WITHDRAWALS
    A Market Value Adjustment will apply if a withdrawal is made before the Expiration Date and outside the Window Period as described above. When a withdrawal is made for full or partial surrender, up to 10% of the Contract Value may be withdrawn without a sales charge applied. Sales charges (expressed as a percentage) on the amount to be withdrawn in excess of the 10% allowable amount, are as follows:

AGE OF PURCHASE PAYMENT                      DEFERRED
IN COMPLETE YEARS FROM                   SALES CHARGE AS A
   PAYMENT DATE UNIT                       PERCENTAGE OF
 RELEASED WAS CREDITED                   AMOUNT WITHDRAWN
 ---------------------                   ----------------
           0                                    7%
           1                                    6%
           2                                    5%
           3                                    4%
           4                                    3%
           5                                    2%
           6                                    1%
       7 and over                               0%

    The Company makes this adjustment for surrender charge since we make no deduction for sales charges when a purchase payment is made. The surrender charge is computed based on the date that the particular payment is received into the Contract.

    Purchase payments that remain on deposit for 7 complete years are not subject to surrender charges. Amounts allocated to the MVA however, continue to be subject to a Market Value Adjustment. For more information regarding the application of surrender charges, please consult the Contract prospectus.


    Please note that other charges also are imposed against the Contract, including mortality and expense risk and administrative charges. For a more detailed explanation of applicable charges, please see the "Deductions and Charges" section of the Contract prospectus.


INVESTMENTS BY PHL VARIABLE
--------------------------------------------------------------------------------

    Assets of PHL Variable must be invested according to applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, stock, real estate mortgages, real estate and other investments.


    Proceeds from the purchases of the MVA option will be deposited into Separate Account MVA1, which is a nonunitized separate account established under Connecticut law. Contract Values attributable to such proceeds are based on the interest rate we credit to MVA allocations and terms of the Contract, and do not depend on the investment performance of the assets in Separate Account MVA1.


    Under Connecticut law, all income, gains or losses of Separate Account MVA1 whether realized or not, must be credited to or charged against the amounts placed in Separate Account MVA1 without regard to other income, gains and losses of PHL Variable. The assets of the Separate Account may not be charged with liabilities arising out of any other business that the Company may conduct. Obligations under the Contracts are obligations of PHL Variable.

    There are no discreet units in Separate Account MVA1. No party with rights under any Contract participates in the investment gain or loss from assets belonging to Separate Account MVA1. Such gain or loss accrues solely to the Company. PHL Variable retains the risk that the value of the assets in Separate Account MVA1 may drop below the reserves and other liabilities it must maintain. Should the value of the assets in Separate Account MVA1 drop below the reserve and other liabilities the Company must maintain in relation to the Contracts supported by such assets, the Company will transfer assets from its general account to Separate Account MVA1, conversely, if the amount the Company is maintaining is too much, the Company may transfer the excess to the general account.

    In establishing Guaranteed Rates, PHL Variable intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. The Company's investment strategy with respect to the proceeds attributable to the Contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

    Investment-grade debt instruments in which the Company intends to invest the proceeds from the Contracts include:


    o Securities issued by the United States government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States government.


    o Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb),

        Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

    o Other debt instruments, including but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's or Standard & Poor's are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above.

    While the foregoing generally describes the Company's investment strategy with respect to the proceeds attributable to the Contracts, the Company is not obligated to invest the proceeds attributable to the Contract according to any particular strategy, except as may be required by Connecticut and other state insurance law.

DISTRIBUTION OF CONTRACTS
--------------------------------------------------------------------------------

    Phoenix Equity Planning Corporation ("PEPCO") acts as the principal underwriter of the Contracts. Contracts may be purchased through representatives of W.S. Griffith & Company ("W.S. Griffith") licensed to sell PHL Variable Annuity Contracts. PEPCO and W.S. Griffith are registered as broker-dealers under the Securities Exchange Act of 1934 and are members of the National Association of Securities Dealers, Inc. (the "NASD"). PHL Variable, PEPCO and W.S. Griffith are indirect subsidiaries of Phoenix Home Life Mutual Insurance Company.

    PEPCO enters selling agreements with other broker-dealers or entities registered under or exempt under the Securities Act of 1934 ("selling brokers"). The Contracts are sold through agents who are licensed by state insurance officials to sell the Contracts. These agents also are registered representatives of selling brokers or W.S. Griffith. Contracts with the MVA option are offered in states where PHL Variable has received authority to write modified guarantee annuity business and the MVA and the Contracts have been approved. The maximum dealer concession that a selling broker will receive for selling a Contract is 7.25%.

    Although the Glass-Steagall Act prohibits banks and bank affiliates from engaging in the business of underwriting securities, banking regulators have not indicated that such institutions are prohibited from purchasing variable annuity contracts upon the order and for the account of their customers.

FEDERAL TAXATION DISCUSSION
--------------------------------------------------------------------------------

    Please refer to "Federal Income Taxes" in the Contract prospectus for a discussion of the tax status of the Contract.

ACCOUNTING PRACTICES
--------------------------------------------------------------------------------

    The information presented below should be read with the audited financial statements of PHL Variable and other information included elsewhere in this Prospectus.

    The financial statements and other financial information included in this Prospectus have been prepared in conformity with generally accepted accounting principles ("GAAP").

DESCRIPTION OF PHL VARIABLE
--------------------------------------------------------------------------------

THE COMPANY

    PHL Variable is a life insurance company and a wholly-owned subsidiary of Phoenix Home Life Mutual Insurance Company ("Phoenix"). The Company (formerly known as Dreyfuss Consumers Life) was purchased by Phoenix and its name was changed accordingly in 1994; it is domiciled in the state of Connecticut. Phoenix and its subsidiaries (the Phoenix Group) offer a wide range of insurance and investment products and services, including individual participating life insurance, variable life insurance, group life and health insurance, life and health reinsurance, investment advisory and mutual fund distribution services, insurance agency and brokerage operations.

    PHL Variable serves as the variable annuity operation for the Phoenix Group and as of the date of this Prospectus, PHL Variable offers individual deferred variable annuities that are registered with the SEC. The Company plans to obtain authority to sell variable annuity contracts in all states except New York, and as of April 1, 1998, it had obtained such authority in 45 states and the District of Columbia.


    The Company's Home Office is located in Hartford, Connecticut. The Company's principal administrative office is located at 101 Munson Street, Greenfield, Massachusetts. Functionally, the Company is part of Phoenix's operations and all administrative and operational services are provided by Phoenix.

SELECTED FINANCIAL DATA
    The following selected financial data are qualified by reference to, and should be read in conjunction with, the financial statements, including related notes thereto, included elsewhere in this Prospectus.


    The following table reflects the results of PHL Variable's operations for the years ended December 31, 1997, 1996 and 1995:

                              FOR THE YEARS ENDED DECEMBER 31,
                              1997          1996          1995
                              ----          ----          ----
Income Statement Date:                 (in thousands)
Revenues:
Premiums                     $  230
Insurance and investment
 product fees                 5,050       $ 1,491        $  133
Net investment income         1,543         1,097           828
Net realized investment
 losses                                       (18)
                           ---------     ---------     ---------
Total revenues                6,823         2,570           961
                           ---------     ---------     ---------

Benefits, losses and
 expenses:
Policy benefits and
 payments                     1,092           397            54
Policy acquisition expenses   1,356           578           (42)
Other operating expenses      2,869         1,124           965
                           ---------     ---------     ---------
Total benefits, losses and
 expenses                     5,317         2,099           977
                           ---------     ---------     ---------

Income before income taxes    1,506           471           (16)

Income taxes                    553           171           (23)
                           ---------     ---------     ---------

Net income                   $  953        $  300        $    7
                           =========     =========     =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
--------------------------------------------------------------------------------

RESULTS OF OPERATION

    On May 31, 1994, PM Holdings accounted for the acquisition of the Company under the purchase method of accounting. The assets and liabilities of the Company were recorded at their fair value as of the date of acquisition, and goodwill of approximately $775,000 was pushed-down to the Company from PM Holdings. The Company began offering variable annuities to the public in July 1995 and recorded its first product sales during the third quarter of 1995. By the end of 1995, variable annuity funds under management reached $18.8 million and net income for the year, at $7,000, was slightly above break-even despite the somewhat higher operating expenses normally associated with start-up operations. Policy acquisition expenses of ($42,000) resulted from interest on deferred costs that exceeded the amortization in this initial year.

    Deposits from the sale of variable annuity products increased significantly in the following two years, reaching a $212.6 million level in 1997, up from the $142.6 million received in 1996. Variable annuity funds under management include Contract Owners' funds at interest and separate account liabilities ending the year at $403.7 million as of December 31, 1997, rising $232.6 million during 1997, from the $171.0 million level as of December 31, 1996. The growth in annuity deposits during 1997 and 1996 occurred primarily in the separate accounts, with approximately 93% of the end of year variable annuity liabilities residing in separate accounts and 7% in guaranteed interest accounts. Although PHL Variable began offering variable annuities with a market value adjustment option during the third quarter of 1997, the sale of that product was insignificant to this year's results.

    The new term product introduced during 1997 generated $230,000 in premium revenues. Investment product fees represent contract charges assessed against variable annuity fund values. For the year ended December 31, 1997, these fees totaled $5.1 million, a $3.6 million (240%) increase from $1.5 million reported in 1996. The higher fees were attributed to higher fund balances generating additional revenues. During 1997, fees were earned on approximately $287 million in average funds under management versus approximately $95 million in average funds producing revenues for 1996. Net investment income rose to $1.5 million in 1997, a $0.4 million (36%) improvement over the $1.1 million earned in the prior year.

    Policy benefits and payments include primarily the interest credited on the guaranteed interest accounts and the cost of reinsuring the minimum death benefit on variable annuity contracts. Guaranteed interest contract balances rose to $27.7 million at December 31, 1997 from an $11.6 million balance a year earlier and this increase is reflected in a higher amount of interest credited. In addition, the cost of reinsurance on the growing block of variable annuity business increased to $259,000 in 1997 from $49,000 in 1996.

    Policy acquisition expenses consist primarily of commissions and field distribution expenses. The increase in these expenses to $1.4 million in 1997 from $0.6 million in 1996 was a direct result of the significant increase in sales volume in those years, $212.6 million and $142.6 million in deposits, respectively.

    Operating expenses include the cost of facilities and services under an expense allocation agreement with its ultimate parent, Phoenix. Operating expenses of $2.9 million for 1997 increased by $1.8 million (164%) from the $1.1 million incurred for 1996. The increase in this year's expenses were primarily attributable to the administration of a larger block of business, described previously.

    Net income of $953,000 in 1997 showed a significant increase over the $300,000 of net income reported during 1996. As explained earlier, the growth in the variable annuity funds under management and related fees associated with that business have provided the biggest contribution to these results. A significant increase in revenues combined with appropriate control over expenses produced improved profit results. Gross revenues of $6.8 million in 1997 rose $4.2 million (162%) over 1996 revenues of $2.6 million. Benefits and expenses, totaling $5.3 million in 1997, grew $3.2 million (152%) over 1996 benefits and expenses of $2.1 million. Pretax income of $1.5 million in 1997 was up $1.0 million (200%) over the $0.5 million reported in 1996. Income taxes of $0.6 million for 1997 and $0.2 million for 1996 averaged 36.7% and 36.3% of pretax earnings for both years, respectively.

LIQUIDITY AND CAPITAL RESOURCES
    The liquidity requirements of PHL Variable are met by anticipating and managing the timing of cash uses and sources provided from the Company's insurance operations, investing activities and capital contributions of the parent.

    The Company's rapid growth has created a temporary need to supply additional cash in order to cover the acquisition costs incurred in operating activities. These liquidity requirements are currently being met through investing activities and by capital contributed by its parent. Since acquiring PHL Variable, PM Holdings has made capital contributions of $6.0 million in 1995 and $5.0 million in 1997. In addition, on February 18, 1998, PM Holdings made a cash contribution of $12.0 million to the Company and anticipates that this contribution will cover the Company's forseeable liquidity needs.

SEGMENT INFORMATION
    As of the date of this Prospectus, we offer deferred variable annuities and 10-year guaranteed level term life insurance.


REINSURANCE
    We have entered into a reinsurance agreement with a large reinsurer. This agreement transfers the payment obligation for the death benefit on our variable deferred annuities to the reinsurer in exchange for a reinsurance premium.

    The ceding of death benefit payments does not discharge the original insurer from its primary liability to the policyholder. The original insurer would remain liable in those situations where the reinsurer is unable to meet the obligations assumed under the reinsurance agreements. The Company and its affiliated group have established strict standards that govern the placement of reinsurance and monitors ceded insurance security.

COMPETITION
    We are engaged in a business that is highly competitive due to the large number of insurance companies and other entities competing in the marketing and sale of insurance and annuity products. There are approximately 2,300 stock, mutual and other types of insurers in the life insurance business in the United States.


YEAR 2000 ISSUE
    Many existing computer programs use only two digits to identify the year in a date field. Commonly referred to as the "Year 2000 Issue," companies must consider the impact of the upcoming change in the century on their computer systems. The Year 2000 Issue, if not adequately addressed, could result in computer system failures or miscalculations causing disruptions of operations and the possible inability of companies to process transactions. PHL Variable believes that the Year 2000 Issue is an important business priority requiring careful analysis of every business system in order to be assured that all information systems applications are century compliant.

    PHL Variable's ultimate parent, Phoenix Home Life Mutual Insurance Company ("Phoenix") has been addressing the Year 2000 Issue in earnest since 1995 when, with consultants, a comprehensive inventory and assessment of all business systems, including those of its subsidiaries, was conducted. Phoenix has identified and is now actively pursuing a number of strategies to address the issue, including:

    -- upgrading systems with compliant versions;
    -- developing or acquiring new systems to replace those that are obsolete; -- and remediating existing systems by converting code or hardware.

    Based on current assessments, Phoenix expects to have its computer systems, and those of its subsidiaries, compliant by the end of 1998, with testing to continue through 1999. In addition, Phoenix is examining the status of its third-party vendors, obtaining assurances that their software and hardware products will be century compliant by 1999.


EMPLOYEES
    All management and administrative functions are performed by Phoenix employees. The Company is charged for such services on a time allocation basis.

REGULATION
    We are organized as a Connecticut stock life insurance company, and are subject to Connecticut law governing insurance companies. We are regulated and supervised by the Connecticut Commissioner of Insurance. By March 1 of every year, we must prepare and file an annual statement, in a form prescribed by the Connecticut Insurance Department, which covers our operations for the preceding calendar year, and must prepare and file our statement of financial condition as of December 31 of such year. The Commissioner and his or her agents have the right at all times to review or examine our books and assets. A full examination of our operations will be conducted periodically according to the rules and practices of the National Association of Insurance Commissioners ("NAIC"). We are subject to the insurance laws and various federal and state securities laws and regulations and to regulatory agencies, such as the SEC and the Connecticut Banking Department, which administer those laws and regulations.

    We can be assessed up to prescribed limits for policyholder losses incurred by insolvent insurers under the insurance guaranty fund laws of most states. We cannot predict or estimate the amount any such future assessments we may have to pay. However, the insurance guaranty laws of most states provide for deferring payment or exempting a company from paying such an assessment if it would threaten such insurer's financial strength.


    Several states, including Connecticut, regulate insurers and their affiliates under insurance holding company laws and regulations. This applies to us and our affiliates. Under such laws, intercompany transactions, such as dividend payments to parent companies and transfers of assets, may be subject to prior notice and approval, depending on factors such as the size of the transaction in relation to the financial position of the companies.


    Currently, the federal government does not directly regulate the business of insurance. However, federal legislative, regulatory and judicial decisions and initiatives often have significant effects on our business. Types of changes that are most likely to affect our business include changes to: (a) the taxation of life insurance companies; (b) the tax treatment of insurance products; (c) the securities laws, particularly as they relate to insurance and annuity products; (d) the "business of insurance" exemption from many of the provisions of the antitrust laws; (e) the barriers preventing most banks from selling or underwriting insurance; and (f) any initiatives directed toward improving the solvency of insurance companies. We also would be affected by federal initiatives that have impact on the ownership of or investment in United States companies by foreign companies or investors.

EXECUTIVE COMPENSATION
    All of the executive officers of PHL Variable also serve as officers of Phoenix and receive no direct compensation from PHL Variable. Allocations have been made as to the officer's time devoted to duties as executive officers of PHL Variable. No officer or Director of PHL Variable received allocated compensation in excess of $100,000.

DIRECTORS AND OFFICERS OF PHL VARIABLE
--------------------------------------------------------------------------------
NAME                          POSITION WITH REGISTRANT
Richard H. Booth              Director and Executive
                              Vice President

Robert G. Chipkin             Director

Robert W. Fiondella           Director, Chairman and
                              President

Joseph E. Kelleher            Director and Senior
                              Vice President

Philip R. McLoughlin          Director and Executive
                              Vice President

Charles J. Paydos             Director and Executive
                              Vice President


David W. Searfoss             Director, Executive Vice
                              President and Chief Financial
                              Officer


Simon Y. Tan                  Director and Senior Vice
                              President

Dona D. Young                 Director and Executive
                              Vice President


Bruce M. Jones                Senior Vice President and
                              Chief Operating Officer


Robert G. Lautensack, Jr.     Senior Vice President


Michael J. Puckly             Senior Vice President

EXPERTS
--------------------------------------------------------------------------------

    The financial statements of PHL Variable Insurance Company as of December 31, 1997 have been audited by Price Waterhouse LLP, independent accountants, whose reports are set forth herein, and the financial statements have been included upon the authority of said firm as experts in accounting and auditing. Price Waterhouse LLP, whose address is One Financial Plaza, Hartford, Connecticut, also provides other accounting and tax-related services as requested by PHL Variable from time to time.



    Legal matters relating to the validity of the securities being issued have been passed upon by Edwin L. Kerr, Counsel, Phoenix Home Life Mutual Insurance Company, Hartford, Connecticut. Mr. Kerr also has provided advice on certain matters relating to federal securities and income tax laws in connection with the Contracts.


LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

    PHL Variable, the Account and PEPCO are not parties to any litigation that would have a material adverse effect upon the Account or the Contracts.

PHL VARIABLE
INSURANCE COMPANY
FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            PAGE

Report of Independent Accountants ............................................12

Balance Sheet at December 31, 1997 and 1996 ..................................13

Statement of Income and Equity for the Years Ended
  December 31, 1997, 1996 and 1995 ...........................................14

Statement of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995 ...........................................15

Notes to Financial Statements  ............................................16-24

[LOGO] PRICE WATERHOUSE LLP                                   [LOGO]






                        REPORT OF INDEPENDENT ACCOUNTANTS


February 11, 1998

To the Board of Directors
  and Stockholder of
  PHL Variable Insurance Company

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of PHL Variable Insurance Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP

Hartford, Connecticut

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
BALANCE SHEET
--------------------------------------------------------------------------------

                                                                               DECEMBER 31,
                                                                          1997              1996
                                                                              (IN THOUSANDS)
ASSETS
Investments:
Held-to-maturity debt securities, at amortized cost                $          3,144  $          1,827
Available-for-sale debt securities, at fair value                            21,859            15,279
Other invested assets                                                         1,024
                                                                      --------------    --------------
Total investments                                                            26,027            17,106

Cash and cash equivalents                                                     1,714             1,822
Accrued investment income                                                       257               208
Deferred policy acquisition costs                                            21,010             9,557
Deferred income taxes                                                         1,259               363
Other assets                                                                  1,051               239
Goodwill                                                                        660               756
Separate account assets                                                     376,046           159,418
                                                                      --------------    --------------
Total assets                                                       $        428,024  $        189,469
                                                                      ==============    ==============

LIABILITIES
Contractholders' funds at interest                                 $         27,667  $         11,569
Other liabilities                                                             1,517             1,678
Separate account liabilities                                                376,046           159,418
                                                                      --------------    --------------
Total liabilities                                                           405,230           172,665
                                                                      --------------    --------------

EQUITY
Common stock, $5,000 par value, 1,000 shares
  authorized, 500 shares issued and outstanding                               2,500             2,500
Additional paid-in-capital                                                   18,864            13,864
Unrealized investment gains, net                                                 81                44
Retained earnings                                                             1,349               396
                                                                      --------------    --------------
Total equity                                                                 22,794            16,804
                                                                      --------------    --------------

Total liabilities and equity                                       $        428,024  $        189,469
                                                                      ==============    ==============





        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENT OF INCOME AND EQUITY
--------------------------------------------------------------------------------

                                                                            YEAR ENDED DECEMBER 31,
                                                             1997                    1996                   1995
                                                                                (IN THOUSANDS)
REVENUES
Premiums                                          $                    230
Insurance and investment product fees                                5,050  $              1,491  $                  133
Net investment income                                                1,543                 1,097                     828
Net realized investment losses                                                               (18)
                                                     ----------------------   -------------------    --------------------

Total revenues                                                       6,823                 2,570                     961
                                                     ----------------------   -------------------    --------------------

BENEFITS, LOSSES AND EXPENSES
Policy benefits and payments                                         1,092                   397                      54
Policy acquisition expenses                                          1,356                   578                     (42)
Other operating expenses                                             2,869                 1,124                     965
                                                     ----------------------   -------------------    --------------------

Total benefits, losses and expenses                                  5,317                 2,099                     977
                                                     ----------------------   -------------------    --------------------

INCOME BEFORE INCOME TAXES                                           1,506                   471                     (16)

Income taxes                                                           553                   171                     (23)
                                                     ----------------------   -------------------    --------------------

NET INCOME                                                             953                   300                       7
Capital contributions                                                5,000                                         6,000
Change in net unrealized investment
  gains (losses), net of income taxes                                   37                  (177)                    331
                                                     ----------------------   -------------------    --------------------

Net increase in equity                                               5,990                   123                   6,338
EQUITY, BEGINNING OF YEAR                                           16,804                16,681                  10,343
                                                     ----------------------   -------------------    --------------------

EQUITY, END OF YEAR                               $                 22,794 $              16,804  $               16,681
                                                     ======================   ===================    ====================





        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                 1997                1996               1995
                                                                                               (IN THOUSANDS)
CASH FLOW FROM OPERATING ACTIVITIES
Net income                                                              $               953  $              300  $               7

ADJUSTMENTS TO RECONCILE NET INCOME
 TO NET CASH PROVIDED BY (USED IN) OPERATIONS
Net realized investment losses                                                                               18
Amortization                                                                             96                 106                108
Deferred income taxes                                                                  (916)               (319)               (71)
Increase in accrued investment income                                                   (49)                (43)                (7)
Increase in deferred policy acquisition costs                                       (11,453)             (8,496)            (1,061)
Decrease (increase) in other assets/liabilities                                        (973)                116               (120)
Other, net                                                                             (209)               (131)             1,184
                                                                           -----------------    ----------------   ----------------
Net cash (used in) provided by operating activities                                 (12,551)             (8,449)                40
                                                                           -----------------    ----------------   ----------------

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from sales, maturities or repayments of
 available-for-sale debt securities                                                   4,665               3,219              1,532
Proceeds from sales, maturities or repayments of
 held-to-maturity debt securities                                                       212
Purchase of available-for-sale debt securities                                      (11,003)             (7,638)            (2,714)
Purchase of held-to-maturity debt securities                                         (1,529)             (1,827)
Investment in separate accounts                                                      (1,000)
                                                                           -----------------    ----------------   ----------------
Net cash used for investing activities                                               (8,655)             (6,246)            (1,182)
                                                                           -----------------    ----------------   ----------------

CASH FLOW FROM FINANCING ACTIVITIES
Capital contributions from parent                                                     5,000                                  6,000
Increase in contractholder funds                                                     16,098               8,072              3,497
                                                                           -----------------    ----------------   ----------------
Net cash provided by financing activities                                            21,098               8,072              9,497
                                                                           -----------------    ----------------   ----------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                   (108)             (6,623)             8,355

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                          1,822               8,445                 90
                                                                           -----------------    ----------------   ----------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                  $             1,714  $            1,822  $           8,445
                                                                           =================    ================   ================

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid, net                                                  $             2,044  $              569  $              13





        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    DESCRIPTION OF BUSINESS

      PHL Variable Insurance Company ("PHL Variable" or the "Company") offers variable annuity products in the United States designed for individual purchasers and a group product offered to employees to fund qualified pension plan deposits. During the fourth quarter of 1997, the Company began offering an individual term product containing level premiums for ten years and annual changes thereafter. PHL Variable is a wholly-owned subsidiary of PM Holdings, Inc. ("PM Holdings"). PM Holdings is a wholly-owned subsidiary of Phoenix Home Life Mutual Insurance Company ("Phoenix").

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION

      These financial statements have been prepared in accordance with generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in determining contractholder liabilities, taxes and valuation allowances are discussed throughout the Notes to Financial Statements. Certain reclassifications have been made to the 1996 and 1995 amounts to conform with the 1997 presentation.

      VALUATION OF INVESTMENTS

      Investments in debt securities include bonds and asset-backed securities, including collateralized mortgage obligations. PHL Variable classifies its debt securities as either held-to-maturity or available-for-sale investments. Debt securities held-to-maturity consist of private placement bonds reported at amortized cost, net of impairments, that management intends and has the ability to hold until maturity. Debt securities available-for-sale are reported at fair value with unrealized gains or losses included in equity and consist of public bonds that management may not hold until maturity. Debt securities are considered impaired when a decline in value is considered to be other than temporary.

      Short-term investments are carried at amortized cost, which approximates fair value.

      Realized investment gains and losses, other than those related to separate accounts for which PHL Variable does not bear the investment risk, are determined by the specific identification method and reported as a component of revenue. A realized investment loss is recorded when an investment valuation reserve is determined. Valuation reserves are netted against the asset categories to which they apply and changes in the valuation reserves are included in realized investment gains and losses. Unrealized investment gains and losses on debt securities available-for-sale are included as a separate component of equity, net of deferred income taxes and deferred policy acquisition costs.

      CASH AND CASH EQUIVALENTS

      Cash and cash equivalents includes cash on hand, money market instruments and short-term investments purchased with a maturity of less than three months.

      DEFERRED POLICY ACQUISITION COSTS

      The costs of acquiring new business, principally commissions, distribution and policy issue expenses, all of which vary with and are primarily related to the production of revenues, are deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issue and loss recognition at the end of each accounting period.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      Deferred policy acquisition costs are amortized in proportion to total estimated gross profits over the expected average life of the contracts using estimated gross margins arising principally from investment, mortality and expense margins and surrender charges based on historical and anticipated experience, updated at the end of each accounting period.

      OTHER ASSETS

      Other assets primarily consist of prepaid expenses.

      GOODWILL

      Goodwill represents the excess of the cost of businesses acquired over the fair value of their net assets. The costs are amortized on the straight-line method over a period of 10 years, the expected period of benefit from the acquisition. Management periodically reevaluates the propriety of the carrying value of assets. Assets are considered impaired if the carrying value exceeds the expected future undiscounted cash flows. Such analyses are performed at least annually or more frequently if warranted by events or circumstances affecting the Company's business. At this time, management believes that no significant impairment of the remaining goodwill asset has occurred and that no reduction of the estimated useful lives is warranted.

      SEPARATE ACCOUNTS

      Separate account assets and liabilities are funds maintained in accounts to meet specific investment objectives of contractholders who bear the investment risk. Investment income and investment gains and losses accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of PHL Variable. The assets and liabilities are carried at market value. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Amounts assessed to the contractholders for management services are included in revenues.

      CONTRACTHOLDERS' FUNDS AT INTEREST

      Contractholder deposit funds consist of deposits received from customers and investment earnings on their fund balances, less administrative charges.

      INVESTMENT PRODUCT FEES

      Revenues for investment-related products consist of net investment income and contract charges assessed against the fund values. Related benefit expenses primarily consist of net investment income credited to the fund values after deduction for investment and risk charges.

      INCOME TAXES

      For the tax year ended December 31, 1997, PHL Variable will file a separate federal income tax return. The Company filed separate federal income tax returns for the years ended December 31, 1996 and 1995.

      Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes. These differences result primarily from policy liabilities, accruals and surrenders, policy acquisition expenses and unrealized gains or losses on investments.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      EMPLOYEE BENEFIT PLANS

      Phoenix sponsors pension and savings plans for its employees and agents, and those of its subsidiaries. The multiemployer qualified plans comply with requirements established by the Employee Retirement Income Security Act of 1974 (ERISA) and excess benefit plans provide for that portion of pension obligations which is in excess of amounts permitted by ERISA. Phoenix also provides certain health care and life insurance benefits for active and retired employees. PHL Variable incurs applicable employee benefit expenses through the process of cost allocation by Phoenix.

      Applicable information regarding the actuarial present value of vested and nonvested accumulated plan benefits, and the net assets of the plans available for benefits is omitted, as the information is not separately calculated for the Company's participation in the plans. The amount of such allocated benefits is immaterial to the financial statements. However, with respect to the Phoenix employee pension plan, the total assets of the plan exceeded the actuarial present value of vested benefits at January 1, 1997, the date of the most recent actuarial valuation.

3.    INVESTMENTS

      Information pertaining to the Company's investments, net investment income and realized and unrealized investment gains and losses follows:

      DEBT SECURITIES

      The amortized cost and fair value of investments in debt securities as of December 31, 1997 were as follows:

                                                                            GROSS                 GROSS
                                                    AMORTIZED             UNREALIZED           UNREALIZED              FAIR
                                                      COST                  GAINS                LOSSES               VALUE
                                                                                   (IN THOUSANDS)

HELD-TO-MATURITY:
Corporate securities                          $             3,144   $                 13    $            (187)   $         2,970
                                                ==================    ===================     ================     ==============


AVAILABLE-FOR-SALE:
U.S. government and agency bonds              $             5,997    $               190                         $         6,187
State and political subdivision bonds                       3,020                     12                                   3,032
Corporate securities                                        3,480                      4    $             (19)             3,465
Mortgage-backed securities                                  9,127                     48                                   9,175
                                                ------------------     ------------------     ----------------     --------------

Total                                         $            21,624    $               254    $             (19)   $        21,859
                                                ==================     ==================     =================    ==============

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      The amortized cost and fair value of investments in debt securities as of December 31, 1996 were as follows:

                                                                             GROSS                 GROSS
                                                     AMORTIZED             UNREALIZED           UNREALIZED              FAIR
                                                       COST                  GAINS                LOSSES               VALUE
                                                                                    (IN THOUSANDS)

HELD-TO-MATURITY:
Corporate securities                          $              1,827                         $              (337) $           1,490
                                                 ==================                          ==================    ===============

AVAILABLE-FOR-SALE:
U.S. government and agency bonds              $              7,816  $                 167  $                (1) $           7,982
State and political subdivision bonds                        2,635                      6                   (1)             2,640
Mortgage-backed securities                                   4,679                                         (22)             4,657
                                                 ------------------    -------------------   ------------------    ---------------

Total                                         $             15,130  $                 173  $               (24) $          15,279
                                                 ==================    ===================   ==================    ===============


      The amortized cost and fair value of debt securities, by contractual maturity, as of December 31, 1997 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or PHL Variable may have the right to put or sell the obligations back to the issuers.

                                                             HELD-TO-MATURITY                         AVAILABLE-FOR-SALE
                                                    AMORTIZED                FAIR               AMORTIZED              FAIR
                                                      COST                  VALUE                 COST                VALUE
                                                                                    (IN THOUSANDS)

Due in one year or less                                                                   $               920  $             921
Due after one year through five years       $               1,529  $               1,542                8,544              8,681
Due after five years through ten years                      1,615                  1,428                1,945              2,011
Due after ten years                                                                                     1,088              1,071
Mortgage-backed securities                                                                              9,127              9,175
                                                ------------------    -------------------   ------------------    ---------------

Total                                       $               3,144 $                2,970  $            21,624  $          21,859
                                                ==================    ===================   ==================    ===============

      The Company's investment in mortgage-backed securities at December 31, 1997 and 1996 were in sequential pay bonds.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      NET INVESTMENT INCOME

      The components of net investment income for the year ended December 31, were as follows:

                                              1997                    1996                     1995
                                                                (IN THOUSANDS)

Debt securities                   $                   1,301  $                949  $                     595
Short-term investments                                  269                   167                        233
                                      ----------------------    ------------------     ----------------------

                                                      1,570                 1,116                        828
Less investment expenses                                 27                    19
                                      ----------------------    ------------------     ----------------------

Net investment income             $                   1,543  $              1,097  $                     828
                                      ======================    ==================     ======================


      INVESTMENT GAINS AND LOSSES

      Unrealized gains and losses on investments carried at fair value at December 31, were as follows:

                                                             1997               1996              1995
                                                                          (IN THOUSANDS)

Unrealized investment gains (losses):
Debt securities                                     $               87  $            (233) $            551
Deferred policy acquisition costs                                  (30)               (40)              (42)
Deferred income taxes (benefits)                                    20                (96)              178
                                                        ---------------    ---------------    --------------

Net unrealized investment gains (losses)            $               37  $            (177) $            331
                                                        ===============    ===============    ==============

      The proceeds from sales and repayments of available-for-sale debt securities for the years ended December 31, 1997, 1996 and 1995 were $4.7 million, $3.2 million and $1.5 million, respectively. The gross realized losses associated with these sales were $0, $18,044 and $0 in 1997, 1996 and 1995, respectively.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.    GOODWILL

      Goodwill was as follows:

                                                      DECEMBER 31,
                                               1997                 1996
                                                     (IN THOUSANDS)

      Goodwill                          $            1,055  $             1,055

      Accumulated amortization                        (395)                (299)
                                           ----------------    -----------------

      Total                             $              660  $               756
                                           ================    =================

5.    FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

      Financial instruments that are subject to fair value disclosure requirements (insurance contracts are excluded) are carried in the financial statements at amounts that approximate fair value. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments which have comparable terms and credit quality.

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

      CASH AND CASH EQUIVALENTS

      For these short-term investments, the carrying amount approximates fair value.

      DEBT SECURITIES

      Fair values are based on quoted market prices, where available, or quoted market prices of comparable instruments. Fair values of private placement debt securities are estimated using discounted cash flows that apply interest rates currently being offered with similar terms to borrowers of similar credit quality.

      INVESTMENT CONTRACTS

      Contractholders' funds at interest have guarantees of less than one year for which interest credited is closely tied to rates earned on owned assets. For such liabilities, fair value is equal to the stated liability balances. The contract liability balances for December 31, 1997 and 1996 were $27.7 million and $11.6 million, respectively.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.    INCOME TAXES

      A summary of income taxes (benefits) in the Statement of Income and Equity for the year ended December 31, is as follows:

                                     1997                  1996                1995
                                                       (IN THOUSANDS)
Income taxes:

  Current                  $               1,469  $               490 $               48
  Deferred                                  (916)                (319)               (71)
                               ------------------     ----------------    ---------------

Total                      $                 553  $               171 $              (23)
                               ==================     ================    ===============


      The income taxes attributable to the results of operations are different than the amounts determined by multiplying income before taxes by the statutory income tax rate. The sources of the difference and the tax effects of each for the year ended December 31, were as follows:

                                                  1997                         1996                        1995
                                                                          (IN THOUSANDS)

Income tax expense (benefit) at
 statutory rate                         $                527    35% $                 165    35%    $               (6)    35%
Dividend received deduction and
 tax-exempt interest                                       1     0%                    (4)   (1%)                   (2)    11%
State income tax expense                                                                6     1%                     3    (17%)
Other, net                                                25     2%                     4     1%                   (18)   114%
                                            -----------------          -------------------              ---------------

Income taxes (benefit)                  $                553    37% $                 171    36%    $              (23)   143%
                                            -----------------          -------------------              ---------------


      The deferred income tax asset (liability) represents the tax effects of temporary differences. The components were as follows:

                                                                   DECEMBER 31,
                                                            1997                1996
                                                                  (IN THOUSANDS)

Deferred policy acquisition costs                 $             (6,770) $          (3,374)
Surrender charges                                                6,291              3,538
Investments                                                        (51)               (59)
Future policyholder benefits                                     1,793                252
Other                                                               39                 29
                                                       ----------------    ---------------
                                                                 1,302                386

Net unrealized investment losses                                   (43)               (23)
                                                       ----------------    ---------------

Deferred tax asset, net                           $              1,259  $             363
                                                       ================    ===============

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      Gross deferred income tax assets totaled $8.1 million and $3.8 million at December 31, 1997 and 1996, respectively. Gross deferred income tax liabilities totaled $6.9 million and $3.5 million at December 31, 1997 and 1996, respectively. It is management's assessment, based on the Company's earnings and projected future taxable income, that it is more likely than not that the deferred tax assets at December 31, 1997 and 1996, will be realized.

      The Internal Revenue Service is currently examining the Company's tax return for 1995 and 1996. Management does not believe that there will be a material adverse effect on the financial statements as a result of pending tax matters.

7.    REINSURANCE

      Beginning in January 1996, PHL Variable entered into a reinsurance treaty that cedes death benefits to a reinsurer in excess of account balances on variable contracts. Premiums paid during 1997 and 1996 were $259 thousand and $49 thousand, respectively. Under this treaty, claims recovered were $1 thousand in 1997. No claims were recoverable in 1996.

      In connection with the Company's term product introduced in 1997, automatic treaties have been established with four reinsurers, covering 90% of the net amount at risk, on a first-dollar basis. No claims were recoverable in 1997.

8.    DEFERRED POLICY ACQUISITION COSTS

      The following reflects the amount of policy acquisition costs deferred and amortized for the years ended December 31:

                                                         1997                1996
                                                              (IN THOUSANDS)

Balance at beginning of year                  $               9,557  $            1,061
Acquisition expense deferred                                 12,838               9,114
Amortized to expense during the year                         (1,356)               (578)
Adjustment to equity during the year                            (29)                (40)
                                                   -----------------    ----------------

Balance at end of year                        $              21,010  $            9,557
                                                   =================    ================


9.    RELATED PARTY TRANSACTIONS

      Phoenix and its affiliates provide services and facilities to the Company and are reimbursed through a cost allocation process. Investment related expenses are allocated to PHL Variable from PM Holdings.

10.   STATUTORY FINANCIAL INFORMATION

      Insurance companies are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. As of December 31, 1997, there were no material practices not prescribed by the Insurance Department of the State of Connecticut. Statutory equity differs from stockholder's equity reported in accordance with GAAP for life insurance companies primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

      The following reconciles the statutory net income of PHL Variable as reported to regulatory authorities to the net income as reported in these financial statements for the year ended December 31:

                                                         1997                 1996                   1995
                                                                         (IN THOUSANDS)

Statutory net income                           $                938  $             1,073  $                 247
Deferred policy acquisition costs                            11,482                8,536                  1,103
Future policy benefits                                      (12,271)              (9,515)                (1,313)
Deferred income taxes                                           899                  310                     67
Other, net                                                      (95)                (104)                   (97)
                                                   -----------------     ----------------      -----------------

Net income, as reported                        $                953  $               300  $                   7
                                                   =================     ================      =================


      The following reconciles the statutory surplus and asset valuation reserve
      (AVR) of PHL Variable as reported to regulatory authorities to equity as reported in these financial statements:

                                                         1997                 1996
                                                              (IN THOUSANDS)

Statutory surplus and AVR                      $             22,727  $            16,790
Deferred policy acquisition costs, net                       21,121                9,639
Future policy benefits                                      (23,098)             (10,828)
Investment valuation allowances                                 125                   44
Deferred income taxes                                         1,259                  403
Other, net                                                      660                  756
                                                   -----------------     ----------------

Equity, as reported                            $             22,794  $            16,804
                                                   =================     ================


      The Connecticut Insurance Holding Act limits the maximum amount of annual dividends or other distributions available to stockholders of Connecticut insurance companies without prior approval of the Insurance Commissioner. Under current law, the maximum dividend distribution which may be made by PHL Variable during 1998 without prior approval is subject to restrictions relating to statutory surplus.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS



  ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            Not applicable.


  ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 5.9 of the Connecticut Corporation Law & Practice, provides that a corporation may indemnify any director or officer of the corporation made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, by reason of the fact that he, his testator or intestate, served such other corporation in any capacity at the request of the indemnifying corporation.

      Article III Section 14 of the By-Laws of the Company provides: "Each Director, officer or employee of the Company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the Company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director, officer or employee of the Company, or of any other company which he was serving as a Director or officer at the request of the Company, except in relation to matters as to which such Director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, by-law, agreement, vote of shareholders or otherwise."

      Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


  ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

            Not applicable.


  ITEM 16.  EXHIBITS

            1 Underwriting Agreement. Incorporated by reference to Exhibit 3 of File No. 33-87376 Pre-Effective Amendment No. 1 to Form N-4 filed on July 20, 1995.

            2 Plan of acquisition, reorganization, arrangement, liquidation or succession. Not applicable.

            3    (i)  Articles of Incorporation. Incorporated by reference to
                      Exhibit 6(a) of File No. 33-87376 Registration Statement on Form N-4 filed on December 14, 1994.

                 (ii) By-Laws. Incorporated by reference to Exhibit 6(b) of File
                      No. 33-87376 Registration Statement on Form N-4 filed on December 14, 1994.

            4 Form of Variable Annuity Contract with MVA Rider. Filed with Registration Statement on Form S-1 on January 23, 1997 and incorporated herein by reference.

            5    Opinion re legality. Refer to Exhibit 23.2.

            8    Opinion re tax matters. Not applicable.

            9    Voting trust agreement. Not applicable.

            10   Material contracts. Not applicable.

            11   Statement re computation of per share earnings. Not applicable.

            12   Statements re computation of ratios. Not applicable.

            15 Letter re unaudited interim financial information. Not applicable.

            16   Letter re change in certifying accountant. Not applicable.

            21   Subsidiaries of the registrant. Not applicable.

            23.1 Consent of Price Waterhouse LLP. Filed herewith.

            23.2 Opinion and Consent of Counsel--Edwin L. Kerr. Filed herewith.


            24   Powers of attorney. Filed herewith.


            25   Statement of eligibility of trustee. Not applicable.

            26   Invitation for competitive bids. Not applicable.

            27   Financial Data Schedule. Filed herewith.


  ITEM 17.  UNDERTAKINGS

            The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4)  Not applicable.


  ITEM 18.  FINANCIAL STATEMENTS AND SCHEDULES

            Financial Statements and Schedules conforming to the requirement of Regulation S-X are filed herewith.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 28th day of April, 1998.


                         PHL Variable Insurance Company


                         By____________________________________
                              *Robert W. Fiondella
                               President



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the persons in the capacities indicated with PHL Variable Insurance Company on this 28th day of April, 1998.



      Signature                             Title
      ---------                             -----


________________________            Director
*Richard H. Booth

________________________            Director
*Robert G. Chipkin

________________________            Chairman of the Board and President
*Robert W. Fiondella                (Principal Executive Officer)

________________________            Director
*Joseph E. Kelleher

________________________            Director
*Philip R. McLoughlin

________________________            Director
*Charles J. Paydos


________________________            Director, Executive Vice President
*David W. Searfoss                  and Chief Financial Officer
                                    (Principal Financial and
                                    Accounting Officer)


________________________            Director
*Simon Y. Tan

/s/ Dona D. Young
------------------------            Director
Dona D. Young


By: /s/ DONA D. YOUNG
    ------------------------
    Dona D. Young


*DONA D. YOUNG, as Attorney-in-Fact pursuant to Powers of Attorney, copies of which are filed herewith.


                                      S-1